Exhibit 99.9

[Letterhead of American Appraisal Associates]

CONSENT OF INDEPENDENT APPRAISER

American Appraisal Associates, Inc. (“AAA”) hereby consents to the incorporation of (i) AAA’s two solvency opinions, each addressed to the board of directors of Marathon Oil Corporation (“Marathon”) and dated March 18, 2004, and (ii) its reasonably equivalent value opinion, addressed to the board of directors of Marathon and dated April 27, 2005, as annexed to the proxy statement / prospectus filed by Ashland Inc., (“Ashland”) with the Securities and Exchange Commission (the “SEC”) under cover of a Schedule 14A pursuant to the Securities Exchange Act of 1934, as amended, and the registration statements on Form S-4 filed with the SEC by ATB Holdings Inc., and New EXM Inc., each of which is currently a direct or indirect subsidiary of Ashland, and by Marathon pursuant to the Securities Act of 1933, as amended. AAA also hereby consents to the filing of its bring-down solvency and reasonably equivalent value opinions to be issued in the future and addressed to the Board of Directors of Marathon, in their entirety, as exhibits to post-effective amendments to such registration statements on Form S-4.

AAA also consents to the inclusion of the summaries of those opinions in such proxy statement / prospectus and to the references to AAA contained in those summaries.

AMERICAN APPRAISAL ASSOCIATES, INC.

By	/s/ T. MICHAEL RATHBURN
T. Michael Rathburn
Associate General Counsel

Milwaukee, Wisconsin

May 19, 2005